Exhibit 99.1

FOR IMMEDIATE RELEASE

Protective Closes Reinsurance Transaction with Liberty Life

Birmingham, Ala. (May 1, 2018): Protective Life Corporation (“Protective”), a wholly owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750), announced today that its principal subsidiary, Protective Life Insurance Company (“Protective Life”), and Protective Life & Annuity Insurance Company, completed the transaction with Lincoln Financial Group (“Lincoln”) to acquire via reinsurance substantially all of the individual life and annuity business of Liberty Life Assurance Company of Boston (“Liberty Life”). The reinsurance transaction closed in conjunction with Lincoln’s acquisition of Liberty Life from affiliates of Liberty Mutual Group Inc. The transaction was originally announced on January 19, 2018.

The transaction is expected to represent a capital investment by Protective of approximately $1.2 billion.

“We are pleased to announce the closing of our 49th life and annuity acquisition, the largest in our history,” said Richard J. Bielen, Protective’s President and Chief Executive Officer. “The addition of this stable, high-quality block of business provides us with a solid stream of earnings along with the unique opportunity to expand our distribution network and significantly grow our retail business. It is a testament to the strength and flexibility of our acquisition capabilities here at Protective.”

ABOUT PROTECTIVE

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. The flagship subsidiary, Protective Life, was founded in 1907. Protective’s home office is located in Birmingham, Alabama. As of December 31, 2017, the Company had assets of approximately $79.6 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750). For more information about Protective, please visit www.Protective.com.

Media Contact:

Brittnie Bordonaro

Corporate Communications

(205) 268-8611

brittnie.bordonaro@protective.com